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                                                                    EXHIBIT (21)

                       THE REYNOLDS AND REYNOLDS COMPANY*
                              LIST OF SUBSIDIARIES
                              AS OF OCTOBER 1, 2004

Formcraft Holdings, Inc.

Incadea, GmbH

Networkcar, Inc.

Reyna Capital Corporation
      -     Reyna Funding, L.L.C.

Reynolds and Reynolds (Canada) Limited

Reynolds and Reynolds Holdings, Inc.

Reynolds and Reynolds International Corporation

Reynolds Partsco Holdings, Inc.

Reynolds Transformation Services, Inc.
      -     Automark, LLC
      -     L.S.I., LLC

Reynolds Transformation Solutions Limited

Reynolds Vehicle Registration, Inc.

*Denotes a publicly-traded company